CAMPBELL'S REPORTS THIRD QUARTER FISCAL 2026 RESULTS

•Net Sales decreased 4% to $2.4 billion on a reported and organic basis.
•Earnings Before Interest and Taxes (EBIT) increased to $239 million; Adjusted EBIT decreased 24% to $274 million.
•Earnings Per Share (EPS) increased to $0.41; Adjusted EPS decreased 32% to $0.50.
•Fiscal year-to-date cash flow from operations was $839 million.
•Reaffirms full-year fiscal 2026 guidance.

CAMDEN, N.J., June 8, 2026—The Campbell's Company (NASDAQ:CPB) today reported results for its third quarter fiscal 2026 ended May 3, 2026. Unless otherwise stated, all comparisons are to the comparable period in fiscal 2025.

CEO Comments:
"Our third quarter results were generally in-line with our expectations but remained under pressure, reflecting top-line softness and inflation-driven margin headwinds,” said Mick Beekhuizen, Campbell’s President and Chief Executive Officer. “At the same time, we are encouraged by the progress we are making in several priority areas. In Meals & Beverages, our leading brands including Campbell’s, Rao’s, and Swanson continue to benefit from durable at-home cooking trends. In Snacks, we are seeing early signs of progress as we prioritize Goldfish’s core of households with kids, improve execution in Pepperidge Farm fresh bakery, and are taking additional actions to strengthen our salty snacks portfolio. Across the company, we are focused on simplifying the business, accelerating productivity and cost savings, and creating fuel to invest behind our strongest opportunities. We are moving with urgency and remain confident in the long-term strength of our portfolio and our ability to create shareholder value."

	Three Months Ended
($ in millions, except per share)	May 3, 2026	April 27, 2025	% Change
Net Sales
As Reported (GAAP)	$2,366	$2,475	(4)%
Organic			(4)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$239	$161	48%
Adjusted	$274	$362	(24)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.41	$0.22	86%
Adjusted	$0.50	$0.73	(32)%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	May 3, 2026	April 27, 2025
As Reported (GAAP)	$0.41	$0.22

Costs associated with cost savings and optimization initiatives	$0.17	$0.08

Commodity mark-to-market losses (gains)	$(0.02)	$0.02

Costs associated with acquisition	$0.01	$—

Certain litigation expenses	$—	$0.01

Pension actuarial and curtailment gains	$(0.08)	$—

Impairment charges	$—	$0.37

Accelerated amortization	$—	$0.02

Adjusted*	$0.50	$0.73
*Numbers may not add due to rounding

Third Quarter Results
Net sales decreased 4% to $2.4 billion, including a modest headwind from the divestiture of noosa. Organic net sales decreased 4% primarily driven by lower volume/mix, with positive net price realization.

Gross profit decreased 11% to $650 million. Gross profit margin decreased 190 basis points to 27.5%. Adjusted gross profit decreased 12% to $656 million. Adjusted gross profit margin decreased 240 basis points to 27.7%, driven primarily by cost inflation and other supply chain costs inclusive of the impact from tariffs, partially offset by supply chain productivity improvements and cost savings, as well as favorable net price realization.

Marketing and selling expenses decreased 1% to $214 million. Adjusted marketing and selling expenses increased 2% to $211 million primarily driven by marketing expenses.

Administrative expenses decreased 4% to $155 million. Adjusted administrative expenses decreased 1% to $149 million mainly driven by the benefit from cost savings initiatives and lower incentive compensation, partially offset by higher general administrative costs.

Other expenses were $8 million compared to $160 million in the prior year. Adjusted other income was $2 million compared to other expenses of $4 million.

EBIT increased 48% to $239 million versus the prior year which reflected a $150 million impairment charge. Adjusted EBIT decreased 24% to $274 million primarily due to lower adjusted gross profit.

Net interest expense of $80 million was consistent with prior year. The effective tax rate increased to 22.0% from the prior-year rate of 18.5%. The adjusted effective tax rate was 22.7%, consistent with the prior year.

EPS increased to $0.41 per share from $0.22 per share. Adjusted EPS decreased 32% to $0.50 per share reflecting lower adjusted EBIT.

Cash Flow and Shareholder Return
Cash flow from operations for the nine months ended May 3, 2026 was $839 million, compared to $872 million in the prior year. Capital expenditures year-to-date were $297 million compared to $296 million. In line with Campbell’s commitment to return value to its shareholders, the company has paid $380 million year-to-date, primarily through cash dividends.

Cost Savings Program
In the third quarter, Campbell's delivered approximately $20 million in savings, bringing total cost savings achieved to $200 million pursuant to its fiscal 2028 target of $375 million. The company intends to use these savings as one of several levers to help offset tariff and broader inflationary headwinds.

Full-Year Fiscal 2026 Guidance:
The company is reaffirming its previously provided guidance for organic net sales, Adjusted EBIT and Adjusted EPS.

Fiscal 2026 guidance ranges are based on fiscal 2025 results excluding the 53rd week, which represented approximately 2% to Net Sales, 2% to Adjusted EBIT and $0.06 to Adjusted EPS.

The company's full-year fiscal 2026 guidance ranges are set forth in the table below:

($ in millions, except per share)	FY25 Results* (52 weeks)	FY26 Guidance
Organic Net Sales[1]	$9,979	(2)% to (1)%

Adjusted EBIT	$1,458	(20)% to (17)%

Adjusted EPS	$2.91	(26)% to (23)%
		$2.15 to $2.25

Additional underlying guidance assumptions can be found in the accompanying investor presentation available at https://investor.thecampbellscompany.com/events-presentations.

1 Adjusted for the impact of the 53rd week in fiscal 2025, the divestitures of the noosa business completed on February 24, 2025 and the Pop Secret business completed on August 26, 2024, and any impact from currency.
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.

Note: A non-GAAP reconciliation is not provided for fiscal 2026 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended May 3, 2026
	($ in millions)
	Meals & Beverages*	Snacks	Total*
Net Sales, as Reported	$1,426	$940	$2,366

Volume/Mix	(5)%	(6)%	(5)%
Net Price Realization	1%	2%	1%
Organic Net Sales	(4)%	(4)%	(4)%
Divestiture[1]	(1)%	—%	(1)%
% Change vs. Prior Year	(4)%	(4)%	(4)%

Segment Operating Earnings	$213	$95
% Change vs. Prior Year	(16)%	(32)%

*Numbers may not add due to rounding.
1 Reflects the loss of net sales associated with the divestiture of the noosa business completed on February 24, 2025.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales decreased 4%. Organic net sales decreased 4%, driven by unfavorable volume/mix of 5% which was partially offset by favorable net price realization of 1%. The decline in organic net sales included a net headwind of approximately 1% as a result of the prior year SAP enterprise-resource planning system implementation for Sovos Brands, partially offset by the winter storm shipment delays late in the second quarter of this fiscal year. Sales of U.S. soup decreased 8% driven primarily by condensed and ready-to-serve soups.

Operating earnings decreased 16% primarily due to lower gross profit as a result of the gross impact of tariffs, cost inflation and other supply chain costs, and unfavorable volume/mix. Supply chain productivity improvements, favorable net pricing, and benefits from cost savings initiatives were partial offsets.

Snacks
Net sales, both reported and organic, decreased 4% primarily driven by unfavorable volume/mix of 6%, with 2% net price realization. Organic net sales declines were driven primarily by our salty portfolio, crackers and fresh bakery. Declines for third-party partner brands and contract manufacturing sales were a headwind, as well.

Operating earnings decreased 32% primarily due to lower gross profit as a result of elevated cost inflation and other supply chain costs, unfavorable volume/mix and gross impact of tariffs, partially offset by supply chain productivity improvements, favorable net price realization and benefits from cost savings initiatives.

Corporate
Corporate expense was $60 million in the quarter compared to $226 million in the prior year. The decrease was primarily due to the impairment charge in the prior year.

Conference Call and Webcast
Campbell's will host a question-and-answer session to discuss these results on Monday, June 8, 2026, at 9:00 a.m. Eastern Time. The earnings slide presentation and management's prepared remarks in both written and pre-recorded audio format are now available on the Events & Presentations section of Campbell's investor relations website at investor.thecampbellscompany.com. Participants calling from the U.S. & Canada may dial in using the toll-free phone number (800) 715-9871. Participants calling from outside the U.S. & Canada may dial in using phone number +1 (646) 307-1963. The conference access code is 8876056. A live listen-only audio webcast, as well as a replay, will be available on the company's investor relations website.

Reportable Segments
The Campbell's Company earnings results are reported as follows:

Meals & Beverages, which consists of soup, simple meals and beverages products in retail and foodservice in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; SpaghettiOs pasta; Campbell’s gravies, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The noosa yoghurt business was sold on February 24, 2025. The segment also includes snacking products in foodservice and Canada, and beginning in fiscal 2026, the snacking and meals and beverages retail business in Latin America; and

Snacks, which consists of Pepperidge Farm cookies, crackers, fresh bakery and frozen products, including Goldfish crackers, Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod potato chips, Kettle Brand potato chips, Late July snacks, Snack Factory pretzel crisps, and other snacking products in retail in the U.S. The segment also included the results of the Pop Secret popcorn business, which was sold on August 26, 2024.

Through the fourth quarter of fiscal 2025, the snacking and meals and beverages retail business in Latin America was managed under the Snacks segment. Beginning in fiscal 2026, the business is managed under the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

The company refers to the following products as our “leadership brands”: Campbell’s condensed and ready-to-serve soups; Chunky soups; Swanson broth, stocks and canned poultry; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; V8 juices and beverages; Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Pepperidge Farm cookies, crackers and fresh bakery; Goldfish crackers; Snyder’s of Hanover pretzels; Lance sandwich crackers; Cape Cod potato chips; Kettle Brand potato chips; Late July snacks; and Snack Factory pretzel crisps.

About The Campbell's Company
For more than 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted Campbell's to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2025 net sales of $10.3 billion across two divisions: Meals & Beverages and Snacks. Campbell's portfolio of 16 leadership brands includes: Campbell’s, Cape Cod, Chunky, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snack Factory pretzel crisps, Snyder’s of Hanover, Swanson and V8. For more information, visit www.thecampbellscompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Joshua Levine	Casey Keshner
Joshua_Levine@campbells.com	media@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: declines or volatility in financial markets, deteriorating economic conditions and other external factors, including the impact and application of new or changes to existing governmental laws, regulations, and policies; the risks associated with imposed and threatened tariffs by the U.S. and reciprocal tariffs by its trading partners; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation, including those related to ongoing geopolitical conflicts and tariffs; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships; the company’s ability to execute on and realize the expected benefits from its strategy, including sales growth in and/or maintenance of its market share position in snacks, soups, sauces and beverages; the impact of strong competitive responses to the company’s efforts to leverage brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; changes in consumer demand for the company’s products and favorable perception of the company’s brands; the risk that the cost savings and any other synergies from the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive to the extent anticipated; the risks related to the La Regina transaction, including that the benefits from the transaction may not be fully realized or may take longer or cost more to be realized than expected; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; the company's indebtedness and ability to pay such indebtedness; a change in outlook or downgrade in our public credit ratings; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including from weather-related events; the costs, disruption and diversion of management’s attention associated with activist investors; increased liabilities and costs related to the company’s defined benefit pension plans; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	May 3, 2026	April 27, 2025
Net sales	$2,366	$2,475
Costs and expenses
Cost of products sold	1,716	1,747
Marketing and selling expenses	214	216
Administrative expenses	155	162
Research and development expenses	25	23
Other expenses / (income)	8	160
Restructuring charges	9	6
Total costs and expenses	2,127	2,314
Earnings before interest and taxes	239	161
Interest, net	80	80
Earnings before taxes	159	81
Taxes on earnings	35	15
Net earnings	124	66
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$124	$66
Per share - basic
Net earnings attributable to The Campbell's Company	$.42	$.22
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.41	$.22
Weighted average shares outstanding - assuming dilution	299	299

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	May 3, 2026	April 27, 2025
Net sales	$7,607	$7,932
Costs and expenses
Cost of products sold	5,448	5,518
Marketing and selling expenses	719	722
Administrative expenses	482	502
Research and development expenses	71	74
Other expenses / (income)	24	244
Restructuring charges	15	17
Total costs and expenses	6,759	7,077
Earnings before interest and taxes	848	855
Interest, net	240	243
Earnings before taxes	608	612
Taxes on earnings	145	155
Net earnings	463	457
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$463	$457
Per share - basic
Net earnings attributable to The Campbell's Company	$1.55	$1.53
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$1.55	$1.52
Weighted average shares outstanding - assuming dilution	299	300

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	May 3, 2026	April 27, 2025	Percent Change
Sales
Contributions:
Meals & Beverages	$1,426	$1,493	(4)%
Snacks	940	982	(4)%
Total sales	$2,366	$2,475	(4)%
Earnings
Contributions:
Meals & Beverages	$213	$253	(16)%
Snacks	95	140	(32)%
Total operating earnings	308	393	(22)%
Corporate income (expense)	(60)	(226)
Restructuring charges	(9)	(6)
Earnings before interest and taxes	239	161	48%
Interest, net	80	80
Taxes on earnings	35	15
Net earnings	124	66	88%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$124	$66	88%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.41	$.22	86%
Beginning in fiscal 2026, the snacking and meals and beverages retail business in Latin America formerly included in the Snacks segment is now managed under the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	May 3, 2026	April 27, 2025	Percent Change
Sales
Contributions:
Meals & Beverages	$4,741	$4,943	(4)%
Snacks	2,866	2,989	(4)%
Total sales	$7,607	$7,932	(4)%
Earnings
Contributions:
Meals & Beverages	$762	$892	(15)%
Snacks	285	385	(26)%
Total operating earnings	1,047	1,277	(18)%
Corporate income (expense)	(184)	(405)
Restructuring charges	(15)	(17)
Earnings before interest and taxes	848	855	(1)%
Interest, net	240	243
Taxes on earnings	145	155
Net earnings	463	457	1%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$463	$457	1%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$1.55	$1.52	2%
Beginning in fiscal 2026, the snacking and meals and beverages retail business in Latin America formerly included in the Snacks segment is now managed under the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

THE CAMPBELL'S COMPANY
CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	May 3, 2026	April 27, 2025
Current assets
Cash and cash equivalents	$402	$143
Accounts receivable	552	668
Inventories	1,451	1,294
Other current assets	154	121
Total current assets	2,559	2,226
Plant assets, net of depreciation	2,735	2,665
Goodwill	4,993	4,991
Other intangible assets, net of amortization	4,325	4,366
Other assets	530	580
Total assets	$15,142	$14,828
Current liabilities
Short-term borrowings	$864	$799
Accounts payable	1,361	1,297
Accrued liabilities	605	620
Dividend payable	118	119
Accrued income taxes	6	14
Total current liabilities	2,954	2,849
Long-term debt	6,146	6,097
Deferred taxes	1,434	1,349
Other liabilities	578	661
Total liabilities	11,112	10,956
Commitments and contingencies
The Campbell's Company shareholders' equity
Preferred stock; authorized 40 shares; none issued	—	—
Capital stock, $0.0375 par value; authorized 560 shares; issued 323 shares	12	12
Additional paid-in capital	405	415
Earnings retained in the business	4,803	4,665
Capital stock in treasury, at cost	(1,183)	(1,207)
Accumulated other comprehensive loss	(9)	(15)
Total The Campbell's Company shareholders' equity	4,028	3,870
Noncontrolling interests	2	2
Total equity	4,030	3,872
Total liabilities and equity	$15,142	$14,828

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Nine Months Ended
	May 3, 2026	April 27, 2025
Cash flows from operating activities:
Net earnings	$463	$457
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	—	176
Restructuring charges	15	17
Stock-based compensation	48	52
Pension and postretirement benefit expense	4	2
Depreciation and amortization	306	328
Deferred income taxes	81	(58)
Loss on sale of businesses	—	25
Other	93	92
Changes in working capital, net of divestitures
Accounts receivable	21	(57)
Inventories	(27)	49
Other current assets	(52)	(17)
Accounts payable and accrued liabilities	(71)	(150)
Other	(42)	(44)
Net cash provided by operating activities	839	872
Cash flows from investing activities:
Purchases of plant assets	(297)	(296)
Purchases of routes	(56)	(130)
Sales of routes	51	96
Sales of businesses, net of cash divested	5	258
Other	(1)	(8)
Net cash used in investing activities	(298)	(80)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	1,376	1,189
Short-term repayments, including commercial paper	(1,399)	(1,093)
Long-term borrowings	549	1,144
Long-term repayments	(400)	(1,550)
Dividends paid	(354)	(343)
Treasury stock purchases	(26)	(60)
Payments related to tax withholding for stock-based compensation	(13)	(30)
Payments of debt issuance costs	(5)	(12)
Net cash provided used in financing activities	(272)	(755)
Effect of exchange rate changes on cash	1	(2)
Net change in cash and cash equivalents	270	35
Cash and cash equivalents — beginning of period	132	108
Cash and cash equivalents — end of period	$402	$143

Reconciliation of GAAP to Non-GAAP Financial Measures
Third Quarter Ended May 3, 2026
The Campbell's Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial and curtailment gains or losses on pension and postretirement plans; unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses or recoveries; and costs or recoveries related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, divestitures and the additional week in fiscal 2025. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	May 3, 2026			April 27, 2025			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,426	$(5)	$1,421	$1,493	$(16)	$1,477	(4)%	(4)%
Snacks	940	—	940	982	—	982	(4)%	(4)%
Total Net Sales	$2,366	$(5)	$2,361	$2,475	$(16)	$2,459	(4)%	(4)%

Nine Months Ended
	May 3, 2026			April 27, 2025			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$4,741	$(7)	$4,734	$4,943	$(99)	$4,844	(4)%	(2)%
Snacks	2,866	—	2,866	2,989	(9)	2,980	(4)%	(4)%
Total Net Sales	$7,607	$(7)	$7,600	$7,932	$(108)	$7,824	(4)%	(3)%

Twelve Months Ended
	August 3, 2025
(millions)	Net Sales, as Reported	Estimated Impact of 53rd Week	Impact of Divestitures	Organic Net Sales for FY 2026 Guidance
Meals & Beverages	$6,179	$(88)	$(99)	$5,992
Snacks	4,074	(78)	(9)	3,987
Total Net Sales	$10,253	$(166)	$(108)	$9,979
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, costs associated with acquisitions, certain litigation expenses or recoveries, actuarial and curtailment gains or losses on pension and postretirement plans, impairment charges, costs or recoveries related to a cybersecurity incident, accelerated amortization, gains or losses on divestitures, and the additional week in fiscal 2025. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years. In the third quarter of fiscal 2026, the company recorded Restructuring charges of $9 million and implementation costs and other related costs of $38 million in Other expenses / (income), $12 million in Cost of products, $6 million in Administrative expenses, $1 million in Marketing and selling expenses and $1 million in Research and development expenses related to these initiatives. In the third quarter of fiscal 2025, the company recorded Restructuring charges of $6 million and implementation costs and other related costs of $7 million in Cost of products sold, $7 million in Administrative expenses and $1 million in Research and development expenses related to these initiatives. In the nine-month period of fiscal 2026, the company recorded Restructuring charges of $15 million and implementation costs and other related costs of $38 million in Other expenses / (income), $28 million in Cost of products sold, $21 million in Administrative expenses, $3 million in Marketing and selling expenses and $2 million in Research and development expenses. In the nine-month period of fiscal 2025, the company recorded Restructuring charges of $17 million and implementation costs and other related costs of $26 million in Administrative expenses, $25 million in Cost of products sold, $3 million in Research and development expenses and $2 million in Marketing and selling expenses related to these initiatives. For the year ended August 3, 2025, the company recorded Restructuring charges of $24 million and implementation costs and other related costs of $41 million in Administrative expenses, $32 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives.
In the second quarter of fiscal 2024, the company began implementation of an optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In the third quarter of fiscal 2026, the company recognized $2 million in Marketing and selling expenses related to this initiative. In the third quarter of fiscal 2025, the company recognized $9 million in Marketing and selling expenses and $1 million in Administrative expenses related to this initiative. In the nine-month period of fiscal 2026, the company recognized $20 million in Marketing and selling expenses related to this initiative. In the nine-month period of fiscal 2025, the company recognized $17 million in Marketing and selling expenses and $1 million in Administrative expenses related to this initiative. For the year ended August 3, 2025, the company recognized $20 million in Marketing and selling expenses and $1 million in Administrative expenses related to this initiative.
In the third quarter of fiscal 2026, the total aggregate impact related to the cost savings and optimization initiatives was $69 million ($52 million after tax, or $.17 per share). In the third quarter of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $31 million ($24 million after tax, or $.08 per share). In the nine-month period of fiscal 2026, the total aggregate impact related to the cost savings and optimization initiatives was $127 million ($96 million after tax, or $.32 per share). In the nine-month period of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $91 million ($70 million after tax, or $.23 per share). For the year ended August 3, 2025, the total aggregate impact related to the cost savings and optimization initiatives was $125 million ($96 million after tax, or $.32 per share).
(2)In the third quarter of fiscal 2026, the company recognized gains in Cost of products sold of $6 million ($5 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the third quarter of fiscal 2025, the company recognized losses in Cost of products sold of $10 million ($7 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2026, the company recognized gains in Cost of products sold of $20 million ($15 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2025, the company recognized gains in Cost of products sold of $8 million ($6 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended August 3, 2025, the company recognized gains in Cost of products sold of $11 million ($8 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the second quarter of fiscal 2026, the company entered into purchase agreements to acquire 49% of the issued and outstanding equity interests of La Regina di San Marzano di Antonio Romano S.p.A. and La Regina Atlantica, LLC. Subsequent to the end of the third quarter, the acquisition was completed on May 4, 2026. In the third quarter of fiscal 2026, the company recorded costs in Other expenses / (income) of $2 million ($2 million after tax, or $.01 per share) associated with the acquisition. In the nine-month period of fiscal 2026, the company recorded costs in Other expenses / (income) of $4 million ($4 million after tax, or $.01 per share) associated with the acquisition.

(4)In the nine-month period of fiscal 2026, the company recorded litigation expenses in Administrative expenses of $11 million ($8 million after tax, or $.03 per share) related to Plum and certain other litigation matters. In the third quarter of fiscal 2025, the company recorded litigation expenses in Administrative expenses of $4 million ($4 million after tax, or $.01 per share) related to Plum and certain other litigation matters. In the nine-month period of fiscal 2025, the company recorded litigation expenses in Administrative expenses of $6 million ($6 million after tax, or $.02 per share) related to Plum and certain other litigation matters. For the year ended August 3, 2025, the company recorded litigation expenses in Administrative expenses of $5 million ($5 million after tax, or $.02 per share) related to Plum and certain other litigation matters.
(5)In the third quarter of fiscal 2026, the company recognized actuarial and curtailment gains in Other expenses / (income) of $30 million ($23 million after tax, or $.08 per share). The actuarial and curtailment gains were related to interim remeasurements of certain pension plans due to plan amendments and activity under the cost savings initiatives. In the nine-month period of fiscal 2025, the company recognized an actuarial loss in Other expenses / (income) of $2 million ($1 million after tax) related to an interim remeasurement of our postretirement plan due to a plan amendment. For the year ended August 3, 2025, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $24 million ($18 million after tax, or $.06 per share).
(6)In the third quarter of fiscal 2025, the company performed an interim impairment assessment on the Snyder's of Hanover trademark within the Snacks segment and recognized an impairment charge of $150 million ($112 million after tax, $.37 per share) on the trademark.

In the second quarter of fiscal 2025, the company performed an interim impairment assessment on certain salty snacks and cookie trademarks within the Snacks segment, including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway, collectively referred to as the company's "Allied brands," and recognized an impairment charge of $15 million on the trademarks.

In the second quarter of fiscal 2025, the company performed an interim impairment assessment on the Late July trademark within the Snacks segment and recognized an impairment charge of $11 million on the trademark.

In the nine-month period of fiscal 2025, the total aggregate impact of the impairment charges was $176 million ($131 million after tax, or $.44 per share).
The charges were included in Other expenses / (income).
(7)In the nine-month periods of fiscal 2026 and 2025, the company recognized insurance recoveries in Administrative expenses of $1 million ($1 million after tax) related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023.
(8)In the third quarter of fiscal 2025, the company recorded accelerated amortization expense in Other expenses / (income) of $6 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. In the nine-month period of fiscal 2025, the company recorded accelerated amortization expense in Other expenses / (income) of $20 million ($15 million after tax, or $.05 per share).
(9)In the third quarter of fiscal 2025, the company completed the sale of its noosa yoghurt business. In the second quarter of fiscal 2025, the company recorded $15 million of tax expense related to the sale. In the nine-month period of fiscal 2025, the company recorded an after-tax loss of $15 million ($.05 per share) on the sale of the business. In the first quarter of fiscal 2025, the company recorded a loss in Other expenses / (income) of $25 million ($19 million after tax, or $.06 per share) on the sale of its Pop Secret popcorn business. In the nine-month period of fiscal 2025, the total aggregate impact of charges associated with divestitures was $25 million ($34 million after tax, or $.11 per share).
(10)Fiscal 2026 has 52 weeks and Fiscal 2025 had 53 weeks. The estimated impact of the additional week in the fourth quarter of fiscal 2025 was $29 million on earnings before interest and taxes, $6 million on interest, net, $4 million on taxes on earnings and $19 million ($.06 per share) on net earnings attributable to The Campbell's Company.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended			Nine Months Ended
(millions, except per share amounts)	May 3, 2026	April 27, 2025	Percent Change	May 3, 2026	April 27, 2025	Percent Change
Gross profit, as reported	$650	$728	(11)%	$2,159	$2,414	(11)%
Gross profit margin, as reported	27.5%	29.4%	(190) pts	28.4%	30.4%	(200) pts
Costs associated with cost savings and optimization initiatives (1)	12	7		28	25
Commodity mark-to-market losses (gains) (2)	(6)	10		(20)	(8)
Adjusted Gross profit	$656	$745	(12)%	$2,167	$2,431	(11)%
Adjusted Gross profit margin	27.7%	30.1%	(240) pts	28.5%	30.6%	(210) pts

Marketing and selling expenses, as reported	$214	$216	(1)%	$719	$722	—%
Costs associated with cost savings and optimization initiatives (1)	(3)	(9)		(23)	(19)
Adjusted Marketing and selling expenses	$211	$207	2%	$696	$703	(1)%
Administrative expenses, as reported	$155	$162	(4)%	$482	$502	(4)%
Costs associated with cost savings and optimization initiatives (1)	(6)	(8)		(21)	(27)
Certain litigation expenses (4)	—	(4)		(11)	(6)
Cybersecurity incident recoveries (7)	—	—		1	1
Adjusted Administrative expenses	$149	$150	(1)%	$451	$470	(4)%
Research and development expenses, as reported	$25	$23		$71	$74
Costs associated with cost savings and optimization initiatives (1)	(1)	(1)		(2)	(3)
Adjusted Research and development expenses	$24	$22		$69	$71
Other expenses / (income), as reported	$8	$160		$24	$244
Costs associated with cost savings and optimization initiatives (1)	(38)	—		(38)	—
Costs associated with acquisition (3)	(2)	—		(4)	—
Pension and postretirement actuarial and curtailment gains (losses) (5)	30	—		30	(2)
Impairment charges (6)	—	(150)		—	(176)
Accelerated amortization (8)	—	(6)		—	(20)
Charges associated with divestitures (9)	—	—		—	(25)
Adjusted Other expenses / (income)	$(2)	$4		$12	$21

	Three Months Ended			Nine Months Ended			Year Ended
(millions, except per share amounts)	May 3, 2026	April 27, 2025	Percent Change	May 3, 2026	April 27, 2025	Percent Change	August 3, 2025
Earnings before interest and taxes, as reported	$239	$161	48%	$848	$855	(1)%	$1,124
Costs associated with cost savings and optimization initiatives (1)	69	31		127	91		125
Commodity mark-to-market losses (gains) (2)	(6)	10		(20)	(8)		(11)
Costs associated with acquisition (3)	2	—		4	—		—
Certain litigation expenses (4)	—	4		11	6		5
Pension and postretirement actuarial and curtailment losses (gains) (5)	(30)	—		(30)	2		24
Impairment charges (6)	—	150		—	176		176
Cybersecurity incident recoveries (7)	—	—		(1)	(1)		(1)
Accelerated amortization (8)	—	6		—	20		20
Charges associated with divestitures (9)	—	—		—	25		25
Estimated impact of 53rd week (10)	—	—		—	—		(29)
Adjusted Earnings before interest and taxes	$274	$362	(24)%	$939	$1,166	(19)%	$1,458
Interest, net, as reported	$80	$80		$240	$243		$328
Estimated impact of 53rd week (10)	—	—		—	—		(6)
Adjusted Interest, net	$80	$80		$240	$243		$322
Adjusted Earnings before taxes	$194	$282		$699	$923		$1,136
Taxes on earnings, as reported	$35	$15	133%	$145	$155	(6)%	$194
Effective income tax rate, as reported	22.0%	18.5%	350 pts	23.8%	25.3%	(150) pts	24.4%
Costs associated with cost savings and optimization initiatives (1)	17	7		31	21		29
Commodity mark-to-market losses (gains) (2)	(1)	3		(5)	(2)		(3)
Costs associated with acquisition (3)	—	—		—	—		—
Certain litigation expenses (4)	—	—		3	—		—
Pension and postretirement actuarial and curtailment losses (gains) (5)	(7)	—		(7)	1		6
Impairment charges (6)	—	38		—	45		45
Cybersecurity incident recoveries (7)	—	—		—	—		—
Accelerated amortization (8)	—	1		—	5		5
Charges associated with divestitures (9)	—	—		—	(9)		(9)
Estimated impact of 53rd week (10)	—	—		—	—		(4)
Adjusted Taxes on earnings	$44	$64	(31)%	$167	$216	(23)%	$263
Adjusted effective income tax rate	22.7%	22.7%	0 pts	23.9%	23.4%	50 pts	23.2%

	Three Months Ended			Nine Months Ended			Year Ended
(millions, except per share amounts)	May 3, 2026	April 27, 2025	Percent Change	May 3, 2026	April 27, 2025	Percent Change	August 3, 2025
Net earnings attributable to The Campbell's Company, as reported	$124	$66	88%	$463	$457	1%	$602
Costs associated with cost savings and optimization initiatives (1)	52	24		96	70		96
Commodity mark-to-market losses (gains) (2)	(5)	7		(15)	(6)		(8)
Costs associated with acquisition (3)	2	—		4	—		—
Certain litigation expenses (4)	—	4		8	6		5
Pension and postretirement actuarial and curtailment losses (gains) (5)	(23)	—		(23)	1		18
Impairment charges (6)	—	112		—	131		131
Cybersecurity incident recoveries (7)	—	—		(1)	(1)		(1)
Accelerated amortization (8)	—	5		—	15		15
Charges associated with divestitures (9)	—	—		—	34		34
Estimated impact of 53rd week (10)	—	—		—	—		(19)
Adjusted Net earnings attributable to The Campbell's Company	$150	$218	(31)%	$532	$707	(25)%	$873
Diluted net earnings per share attributable to The Campbell's Company, as reported	$.41	$.22	86%	$1.55	$1.52	2%	$2.01
Costs associated with cost savings and optimization initiatives (1)	.17	.08		.32	.23		.32
Commodity mark-to-market losses (gains) (2)	(.02)	.02		(.05)	(.02)		(.03)
Costs associated with acquisition (3)	.01	—		.01	—		—
Certain litigation expenses (4)	—	.01		.03	.02		.02
Pension and postretirement actuarial and curtailment losses (gains) (5)	(.08)	—		(.08)	—		.06
Impairment charges (6)	—	.37		—	.44		.44
Cybersecurity incident recoveries (7)	—	—		—	—		—
Accelerated amortization (8)	—	.02		—	.05		.05
Charges associated with divestitures (9)	—	—		—	.11		.11
Estimated impact of 53rd week (10)	—	—		—	—		(.06)
Adjusted Diluted net earnings per share attributable to The Campbell's Company*	$.50	$.73	(32)%	$1.78	$2.36	(25)%	$2.91
*The sum of individual per share amounts may not add due to rounding.